DATED September 5, 2017
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, FLOATING RATE NOTES DUE 2020

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, Floating Rate Notes Due 2020
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	September 5, 2017
Settlement Date (Original Issue Date):	September 7, 2017
Maturity Date:	September 4, 2020
Principal Amount:	$400,000,000
Price to Public (Issue Price):	100.000%
Dealer’s Commission:	0.225% (22.5 basis points)
All-in-price:	99.775%
Net Proceeds to Issuer:	$399,100,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+29 basis points (0.290%)
Index Maturity:	Three Months
Interest Rate Calculation:	3 Month USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 4th of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 4th of March, June, September and December of each year, commencing December 4, 2017 (short first coupon) and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.33%)
J.P. Morgan Securities LLC (23.34%)
Société Générale (23.33%)
Co-Managers:	ANZ Securities, Inc. (2.00%)
BBVA Securities Inc. (2.00%)
BNP Paribas Securities Corp. (2.00%)
Commerz Markets LLC (2.00%)
Deutsche Bank Securities Inc. (2.00%)
HSBC Securities (USA) Inc. (2.00%)
ICBC Standard Bank Plc (2.00%)
ING Financial Markets LLC (2.00%)
Lloyds Securities Inc. (2.00%)
Mischler Financial Group, Inc. (2.00%)
Mizuho Securities USA LLC (2.00%)
RBC Capital Markets, LLC (2.00%)
TD Securities (USA) LLC (2.00%)
U.S. Bancorp Investments, Inc. (2.00%)
Westpac Capital Markets, LLC (2.00%)

Société Générale will not effect any offers or sales of any notes in the United States unless it is through its U.S. registered broker-dealer, SG Americas Securities, LLC, as permitted by the regulations of FINRA.

ICBC Standard Bank Plc is restricted in its US securities dealings under the Bank Holding Company Act and is not a U.S.-registered broker-dealer. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers. ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes in the United States. ICBC Standard Bank shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes for offer and/or sale in the United States. ICBC Standard Bank Plc shall offer and sell Notes constituting part of its allotment solely outside the United States.

Billing and Delivery Agent:	Société Générale
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913Q2B4
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 or Société Générale collect at +44 (0)20 7676 7329.